AGREEMENT

This Agreement is entered into on this _22_ day of May, 2010, by and between The Virtual Learning Company, Ltd. (“Employer”), a Nevada corporation having its principal place of business at 60 Knolls Crescent, Apt. 9M, Bronx, NY 10463, and Lawrence William Kazmierczak (“Consultant”), 1321 Washington Street, Apt 5A, Hoboken, New Jersey 07030.

WHEREAS, the Employer wishes to acquire the services of the Consultant; and,

WHEREAS, the Consultant wants to be employed by the Employer;

IT IS NOW THEREFORE AGREED that in consideration of ten dollars paid in hand, and other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties contract on the following terms:

1.

Duties of Consultant.  The Consultant will advise with respect to, and appear in, if required to do so by Employer, video productions having subject matter relating to courses in Pre-Calculus, AP Mathematics and Calculus.   The Calculus courses are the equivalent to the first year or Freshman year college level calculus courses.

2.

Representations of Consultant.  Consultant represents that he is under no obligations or restrictions from his current employment with Stevens Institute of Technology, or from any other employer or relationship, that would in any manner whatsoever restrict his relationship with Employer or cause any rights or liability of any nature whatsoever to arise between Consultant and any other party or between Employer and any other party as a result of the transactions contemplated herein.

3.

Compensation.  For his performance pursuant to this Agreement, Consultant will receive in full payment and satisfaction of all of Employer’s obligations to Consultant pursuant to this Agreement, 200,000 shares of the restricted common stock of The Virtual Learning Company, Ltd.

In addition Consultant will receive a 5% royalty on all net collected sales until such total royalties equal $50,000 and after that Consultant shall receive 5% of net collected sales from net collected sales over $1,000,001 on products in which he has appeared or primarily authored.  The Employer shall designate which projects Consultant primarily authored. This shall be done in writing not later than ten days following completion of the script for the project.

Employer may, from time to time, advance funds against the royalties to the Consultant and shall deduct them from the earned royalties.

4.

Registration Rights.  Consultant shall have the right to have his restricted stock registered in the Employer’s next registration statement.

5.

Release.  Consultant hereby permits and allows the Employer to use Consultant’s image, video appearances and the use of Consultant’s name with respect to any and all projects in which Consultant has appeared or contributed without restriction of any manner whatsoever.  Consultant releases Employer from any and all claims and liability.

6.

Ownership of Copyright.  Employer shall solely and exclusively own all rights, title, and interest in and to any Screenplay, Software, Motion Picture or other audio or audio-visual work, authored or incorporating any material created by or in which Consultant appears.  Employer is and shall be considered the author of said material for all purposes and the owner of all of the rights, including the copyright for all such works.

7.

Claims. Any controversy or claim arising out of or relating to this Agreement or any breach thereof shall be resolved before the Supreme Court of the State of New York for New York County or the United States District Court for the Southern District of New York.

8.

Survival. To the extent that any provisions of this Agreement are found to be invalid or unenforceable by a court of law, the remaining provisions of this Agreement shall remain in effect and be binding upon the parties.

9.

Jurisdiction. This agreement is deemed to be made under the laws of the State of New York and all disputes thereunder shall be adjudicated under the laws of the State of New York.

10.

Binding Effect.  This Agreement shall be binding upon the parties hereto and shall not be amended except by further writing signed by both parties.

11.

Non-Disclosure.  To accomplish the intent of this Agreement, the Employer may disclose to the Consultant in confidence certain information including, but not limited to, lesson plans and final and preliminary copies of the work product produced as a result of this Agreement (the “Information”).

By executing this agreement, Consultant agrees to hold for five years in confidence all information received from Employer, directly or indirectly, and to use such Information only for the purpose of performing pursuant to this Agreement. The obligations of this agreement shall not apply to information (i) in a party's possession prior to disclosure under this agreement, (ii) which is or becomes publicly known through no fault on the part of the Consultant, (iii) received from a third party not under an obligation to the owner of such information not to disclose it, (iv) independently developed by a party without the benefit of the Information disclosed under this agreement (as to which the Consultant has the burden of proof); or (v) required to be disclosed by government regulation, statute, or judicial order, provided that prior to such disclosure and if reasonably possible, the Consultant will inform the Employer of such requirements and permit the Employer to seek a protective order or other relief regarding such information.

Any materials supplied under this agreement remain the sole property of the Employer and the Consultant has a license to use such materials only for the purposes permitted by this Agreement. All such software and materials may not be copied, shall be kept in confidence by the Consultant and shall be returned to the Employer upon demand.

Consultant acquires no rights in or licenses to use the Information received under this agreement. Neither party has an obligation under this agreement to undertake any commercial activity using or incorporating the Information. Unless stated otherwise in writing by the Employer, all disclosures regarding processes, procedures and algorithms used in the production of Company owned products and/or projects shall be treated as confidential Information. Other matters shall be deemed as Information only if identified as confidential at the time of disclosure. Employer warrants to the Consultant that it has the authority to disclose such information. Consultant will protect the confidential Information received under this agreement in the same manner and to the same extent to which Consultant protects his own valuable proprietary information, but in no event does this statement lessen the requirements for protection of the disclosed confidential Information imposed by any other provision of this Agreement. These non-disclosure requirements will remain in full force and effect in the event of a termination of this Agreement for a period of five years from the date of Termination.

12.

Prior Agreements.  This Agreement supersedes all prior agreements between the parties and also any agreement between Terra Media, Ltd. and Consultant.

THE VIRTUAL LEARNING COMPANY, LTD.

BY:___/s/ Thomas P. Monahan__

Thomas P. Monahan

President

____/s/ Lawrence William Kazmierczak

Lawrence William Kazmierczak

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